Exhibit 99.3


                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                               CONTACT:
Titanium Metals Corporation                         J. Landis Martin
1999 Broadway, Suite 4300                           Chief Executive Officer
Denver, Colorado   80202                            (303) 291-5600

      TIMET COMPLETES SUPPLY AGREEMENT WITH ROLLS-ROYCE PLC

     DENVER, COLORADO . . . January 25, 1999 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced that it has completed a ten-year supply agreement with Rolls-Royce plc, one of the world's leading manufacturers of airplane engines and engine components.

     Pursuant to the agreement, TIMET will supply a substantial portion of the titanium needs of Rolls-Royce for the next ten years. As part of the agreement, the companies are committed to working together to lower the cost of producing titanium and improve the quality of titanium, the benefits of which will be shared by the two companies.

     Commenting on the new agreement, J. Landis Martin, Chairman and Chief Executive Officer of TIMET, noted, "TIMET is pleased to have been recognized by one of our key aerospace customers, Rolls-Royce, as its strategic supplier in titanium for the term of this agreement. From TIMET's perspective, we believe this important agreement with Rolls-Royce will help reduce the volatility of our business and increase our production volumes over the course of the aerospace business cycle. The agreement will also give us the foundation for working
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closely together long-term as an integral part of the Rolls-Royce supply chain on important areas such as cost reduction and quality and service improvements and, in this way, enable us to improve and build on what has already been a solid relationship of long-standing between our two companies."

     Rolls-Royce plc is a global company meeting present and future requirements of civil aerospace, defense and energy markets, with facilities in 14 countries and customers in 135 countries. It has more than 55,000 engines in service with 300 airlines, 2,400 corporate and utility operators and more than 100 armed forces. As the pioneer of gas turbine technology for aerospace, power generation and marine propulsion, Rolls-Royce is today involved in the major future programs in these fields, including the Trent aerospace and industrial engines, the Eurofighter Typhoon and Joint Strike Fighter combat engines and the WR21 marine engine. Information about Rolls-Royce is available on the worldwide web at http://www.rolls-royce.com.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information about TIMET is available on the worldwide web at http://www.timet.com.

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, cost reductions, quality and service improvements, business volatility, production volumes, and other risks and uncertainties included in TIMET's filings with the Securities and Exchange Commission.


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